QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.29

BEAR, STEARNS & CO. INC. 383 Madison Avenue New York, New York 10179	BEAR STEARNS CORPORATE LENDING INC. 383 Madison Avenue New York, New York 10179

CREDIT SUISSE
Eleven Madison Avenue
New York, NY 10010

LEHMAN COMMERCIAL PAPER INC.
745 Seventh Avenue
New York, New York 10019

THE BANK OF NEW YORK
One Wall Street
New York, New York 10286

June 2, 2005

Revolving Credit Facility
Commitment Letter

CKX, Inc.
650 Madison Avenue, 16th Floor
New York, NY 10022

Attention: Mr. Robert F.X. Sillerman

Ladies and Gentlemen:

        You have advised Bear, Stearns & Co. Inc. ("Bear Stearns" or the "Lead Arranger"), Bear Stearns Corporate Lending Inc. ("BSCL"), Credit Suisse ("Credit Suisse"), Lehman Commercial Paper Inc. ("LCPI") and The Bank of New York ("BNY" and, together with the Lead Arranger, BSCL, Credit Suisse and LCPI, the "Commitment Parties") that CKX, Inc., a Delaware corporation (the "Borrower") wishes to enter into a senior secured revolving credit facility in the amount of $50.0 million (the "Revolving Credit Facility", and the consummation of the Revolving Credit Facility, the "Financing"). No drawings will be made under the Revolving Credit Facility on the date the conditions to effectiveness of the Revolving Credit Facility are met (the "Closing Date"). The Revolving Credit Facility will be used to finance the continuing operations of the Borrower and its subsidiaries and to fund future acquisitions.

        Bear Stearns is pleased to advise you that it is willing to act as exclusive advisor, sole lead arranger and sole bookrunner for the Revolving Credit Facility. BSCL is pleased to advise you that it is willing to act as administrative agent for the Revolving Credit Facility. Furthermore, each of BSCL, Credit Suisse, LCPI and BNY (each, a "Lender") is pleased to advise you of its commitment, which shall be several and not joint, to provide (or to cause one of its subsidiaries or affiliates to provide) a portion of the Revolving Credit Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"), such portion to consist of $20.0 million in the case of BSCL, and $10.0 million in the case of each of Credit Suisse, LCPI and BNY. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Term Sheet.

        It is agreed that (i) Bear Stearns will act as the sole and exclusive advisor, lead arranger and bookrunner in respect of the Revolving Credit Facility, (ii) BSCL will act as sole and exclusive administrative agent in respect of the Revolving Credit Facility, and (iii) each of Bear Stearns and BSCL will, in their respective capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents, lead arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet) will be paid in connection with the Financing, unless you and the Commitment Parties shall so agree.

        You agree promptly to prepare and provide to the Lead Arranger all information with respect to the Borrower and the Financing, including all financial information and projections (the "Projections"), as we may reasonably request. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to the Commitment Parties by you or any of your representatives, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished and when taken together with all such Information, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Commitment Parties by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging the Revolving Credit Facility we may use and rely on the Information and Projections without independent verification thereof.

        As consideration for the commitments and agreements of the Commitment Parties hereunder you agree to pay the nonrefundable fees set forth herein and in the Term Sheet, as and when indicated therein.

        Each Commitment Party's commitments and agreements hereunder are subject to (a) our satisfaction that on or after the date hereof, there shall not have occurred or become known to us any event, development, condition or circumstance that has had or could reasonably be expected to have a material adverse effect on the Financing or on the business, assets, property, condition (financial or otherwise), results of operations or prospects of the Borrower and its subsidiaries, taken as a whole, (b) our not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting the Borrower or the Financing that in our judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) our reasonable satisfaction that after the date of this Commitment Letter and prior to the consummation of the Revolving Credit Facility there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its affiliates, (d) the negotiation, execution and delivery of definitive documentation with respect to the Revolving Credit Facility satisfactory to such Commitment Party and its counsel, (e) your compliance in all material respects with your covenants and agreements with us in respect of the Financing (including, without limitation, your covenants and agreements contained in this Commitment Letter) and the correctness of your representations and warranties to us in connection therewith, and (f) the satisfaction of the other conditions set forth or referred to in the Term Sheet. The terms and conditions of the Commitment Parties' commitments hereunder and of the Revolving Credit Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof (including the immediately preceding paragraph hereof) and of the Term Sheet are subject to the approval and agreement of the Lead Arranger, the Lenders and you.

        You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and their respective officers, directors, employees, attorneys, advisors, and agents (each, an "Indemnified Person") as set forth in Annex A hereto and (b) to reimburse each Commitment Party and its affiliates on demand for all out-of-pocket expenses (including due diligence expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel, but excluding corporate overhead and other non-out-of-pocket expenses) incurred in connection with the Financing and any related documentation (including this Commitment Letter, the Term Sheet and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No

2

Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages on any theory of liability in connection with any act, omission, breach, occurrence or event relating in any respect to the Financing.

        You acknowledge that each of Bear Stearns, Credit Suisse, LCPI and BNY and their respective affiliates (the terms "Bear Stearns", "Credit Suisse", "LCPI" and "BNY" as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services to other companies in respect of which you may have conflicting interests regarding the Financing or otherwise. None of Bear Stearns, Credit Suisse, LCPI or BNY will use confidential information obtained from you by virtue of the Financing or its other relationships with you in connection with the performance by Bear Stearns, Credit Suisse, LCPI or BNY of services for other companies, and none of Bear Stearns, Credit Suisse, LCPI or BNY will furnish any such information to other companies. You also acknowledge that each of Bear Stearns, Credit Suisse, LCPI and BNY has no obligation to use in connection with the Financing, or to furnish to you, confidential information obtained from other companies.

        This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the signatory parties hereto and their permitted assigns and is not intended to confer any benefits upon, or create any rights in favor of any person except the signatory parties hereto and the Indemnified Persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or electronic photocopy (i.e. "pdf") shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among us with respect to the Revolving Credit Facility and sets forth the entire understanding of the parties with respect thereto.

        In the event that, on or prior to the 90th day after the consummation of the currently pending public equity offering of the Borrower (the "Pending Offering"), the Financing has not yet been consummated, and you have not yet entered into a definitive commitment for a bank financing which has the effect of terminating the commitments hereunder pursuant to the penultimate paragraph hereof, you agree to pay to BSCL an amount equal to 0.35% of the aggregate commitments hereunder on such 90th day, to be distributed in part to Credit Suisse, LCPI and BNY, in proportion to their commitments under this Commitment Letter.

        This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person except (a) to your officers, agents, and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof).

        The compensation, reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Lender's commitment hereunder; provided, that your obligations under this Commitment Letter, other than those arising under the third, fourth and ninth paragraphs hereof, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Revolving Credit Facility upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

3

        This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. You hereby irrevocably submit to the non-exclusive jurisdiction of any court of the State of New York located in the County of New York or the United States District Court for the Southern District of the State of New York, or any appellate courts from any thereof, for the purpose of any suit, action or other proceeding arising out of this Commitment Letter or any of the agreements or transactions contemplated hereby, which is brought by or against you and you (i) hereby irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (ii) hereby agree not to commence any action, suit or proceeding relating to this Commitment Letter or any such other agreements or transactions other than in such court except to the extent mandated by applicable law. You hereby waive any objection that you may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient court and agree not to plead or claim the same. You hereby acknowledge that you have been advised by counsel in the negotiation, execution and delivery of this Commitment Letter and the other agreements and transactions contemplated hereby, that no Commitment Party has any fiduciary relationship with or fiduciary duty to you or any other person arising out of or in connection with this Commitment Letter or any of the other agreements or transactions contemplated hereby and that no Commitment Party has been retained to advise or has advised you or any other person regarding the wisdom, prudence or advisability of entering into or consummating the Transaction. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS COMMITMENT LETTER OR ANY OF THE OTHER AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.

        You agree to deliver, at least five business days prior to the closing of the Revolving Credit Facility, to the Commitment Parties all documentation and other information required by bank, securities or other regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

        If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us executed counterparts hereof not later than 5:00 p.m., New York City time, on June 6, 2005. The commitments and agreements of the Commitment Parties herein will automatically expire at 5:00 p.m., New York City time, (a) on June 6, 2005 in the event we have not then received such executed counterparts in accordance with the immediately preceding sentence or (b) if such executed counterparts are so received, on the earlier of: (i) the one year anniversary of the consummation of the Pending Offering, if the closing of the Financing has not then occurred and (ii) the date on which the Borrower consummates, or (if earlier) enters into a definitive commitment from a financial institution (whether or not such financial institution is one of the Lenders hereunder) for, a bank financing (A) in an aggregate principal amount equal to or greater than $50.0 million, and (B) with a tenor no shorter than that of the Revolving Credit Facility. Each Commitment Party may terminate its commitments and agreements under this Commitment Letter at any time if any breach or default occurs in the performance of any of your obligations to any of the Commitment Parties with respect to the Financing.

4

        We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,
BEAR, STEARNS & CO. INC.		BEAR STEARNS CORPORATE LENDING INC.
By:	/s/ RICHARD BRAM SMITH Name: Richard Bram Smith Title: Senior Managing Director	By:	/s/ VICTOR BULZACCHELLI Name: Victor Bulzacchelli Title: Vice President
CREDIT SUISSE, Cayman Islands Branch
By	/s/ DOREEN BARR Name: Doreen Barr Title: Associate
By	/s/ S. WILLIAM FOX Name: S. William Fox Title: Director
LEHMAN COMMERCIAL PAPER INC.
By:	/s/ LAURIE R. PERPER Name: Laurie R. Perper Title: Senior Vice President
THE BANK OF NEW YORK
By:	/s/ MEHRASA RAYGANI Name: Mehrasa Raygani Title: Vice President
Accepted and agreed to as of the date first written above by:
CKX, INC.
By:	/s/ THOMAS P. BENSON Name: Thomas P. Benson Title: Executive Vice President and Chief Financial Officer

5

Annex A

Indemnification Provisions

        Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Commitment Letter dated June 2, 2005 (the "Commitment Letter") from Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., Credit Suisse, Lehman Commercial Paper Inc. and The Bank of New York to CKX, Inc. (the "Indemnifying Party"), of which these Indemnification Provisions form an integral part.

        To the fullest extent permitted by applicable law, the Indemnifying Party agrees that it will indemnify and hold harmless each of the Indemnified Persons from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any negligent act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (i) the Transaction, (ii) the Commitment Letter or the Revolving Credit Facility, or (iii) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, information furnished by the Indemnifying Party or any of its subsidiaries or affiliates to any of the Indemnified Persons or any other person in connection with the Financing, the Commitment Letter or the Revolving Credit Facility; provided, however, that, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

        These Indemnification Provisions shall be in addition to any liability which the Indemnifying Party may have to the Indemnified Persons.

        If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Parties with reasonable promptness, provided, however, that any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder to the extent that the Indemnifying Party is not prejudiced by such failure. The Lead Arranger, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice to represent the Indemnified Persons, and the Indemnifying Party agrees to pay the fees, expenses and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Neither the Indemnifying Party nor any Indemnified Party shall, without the prior written consent of the other, settle or compromise any such claim, or permit a default or consent to the entry of any judgment in respect thereof unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnifying Party and each Indemnified Party of an unconditional and irrevocable release from all liability in respect of such claim.

        In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a final judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then the

Annex A-1

Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter.

        Neither the expiration or termination of any Lender's commitment under the Commitment Letter nor the funding or repayment of the loans under the Revolving Credit Facility shall affect these Indemnification Provisions which shall remain operative and in full force and effect.

Annex A-2

Exhibit A

Revolving Credit Facility

Summary of Terms and Conditions

June 2, 2005

        Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Commitment Letter dated June 2, 2005 (the "Commitment Letter") from Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., Credit Suisse, Lehman Commercial Paper Inc. and The Bank of New York to CKX, Inc., of which this Summary of Terms and Conditions forms an integral part.

	I.	Parties
		Borrower:	CKX, Inc. (the "Borrower").
Guarantors:
Each of the Borrower's direct and indirect present and future subsidiaries (the "Guarantors"; the Borrower and the Guarantors collectively, the "Credit Parties") other than Elvis Presley Enterprises, Inc., Elvis Presley Enterprises, LLC and any of their subsidiaries (collectively, the "Elvis Operating Companies"); provided, however, that any foreign subsidiary of the Borrower with respect to which a guarantee granted thereby would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower, shall not be required to be a Guarantor.
		Sole Advisor, Lead Arranger and Sole Bookrunner:	Bear, Stearns & Co. Inc. (in such capacity, the "Lead Arranger").
		Administrative Agent:	Bear Stearns Corporate Lending Inc. (in such capacity, the "Administrative Agent").
		Lenders:	Initially, Bear Stearns Corporate Lending Inc., Credit Suisse, Lehman Commercial Paper Inc. and The Bank of New York, or in each case an affiliate or subsidiary thereof (collectively, the "Lenders").
II.		Terms of Revolving Credit Facility
	1.	Revolving Credit Facility
		Type and Amount of Facility:	A $50.0 million, 364-day revolving credit facility (the "Revolving Credit Facility", and the loans thereunder, the "Revolving Credit Loans" or the "Loans").
Availability:
The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the 364th day thereafter (the "Revolving Credit Termination Date"). No Revolving Credit Loans may be drawn on the Closing Date.

Exhibit A-1

Letters of Credit:
A portion of the Revolving Credit Facility not in excess of $10.0 million shall be available for the issuance of letters of credit (the "Letters of Credit") by a Lender to be selected by the Lead Arranger (in such capacity, the "Issuing Lender"). No Letter of Credit shall have an expiration date after five business days prior to the Revolving Credit Termination Date.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) within one business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.
Swing Line Loans:
A portion of the Revolving Credit Facility not in excess of $5.0 million shall be available for swing line loans (the "Swing Line Loans") from a Lender to be selected by the Lead Arranger in consultation with the Borrower (in such capacity, the "Swing Line Lender") on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.
	Maturity:	The Revolving Credit Termination Date.
Purpose:
The proceeds of the Revolving Credit Loans shall be used for general corporate purposes (including working capital) of the Borrower and its subsidiaries in the ordinary course of business and to fund future acquisitions.
III.	Certain Payment Provisions
	Fees and Interest Rates:	As set forth on Annex I.
	Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon, without premium or penalty (other than customary interest period breakage costs).
IV.	Collateral
The obligations of each Credit Party in respect of the Revolving Credit Facility shall be secured by a perfected first priority security interest in favor of the Administrative Agent in substantially all of each Credit Party's present and future tangible and intangible assets (the "Collateral") (including, without limitation, goods, inventory, equipment, investments, payment receivables, deposit accounts, general intangibles, intellectual property, real property and all of the capital stock of each of the Borrower's direct and indirect subsidiaries (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such foreign subsidiary if it would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower), except for those assets as to which the Administrative Agent shall determine in its sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby. In no event will the Collateral include any assets or property of the Elvis Operating Companies or their respective subsidiaries.

Exhibit A-2

V.	Certain Conditions
Initial Conditions:
The availability of the Revolving Credit Facility shall be conditioned upon the continuing satisfaction, on or before the first anniversary of the consummation of the Pending Offering, of conditions precedent usual for facilities and transactions of this type, including, without limitation, the conditions set forth in Exhibit B, customary corporate and document delivery requirements, accuracy of representations and warranties, absence of defaults, prepayment events or creating of liens under debt instruments or under the documentation with respect to the Revolving Credit Facility (the "Credit Documentation"), or any other material agreements as a result of the transactions contemplated hereby, evidence of authority, and absence of litigation affecting the Financing (the date upon which all such conditions precedent shall be satisfied, the "Closing Date").
On-Going Conditions:
The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation, a "material adverse change" shall mean any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the Financing, (b) the business, assets, property, condition (financial or otherwise), results of operations or prospects of the Borrower and its subsidiaries, taken as a whole, or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Agents and the Lenders thereunder or the validity, perfection, or priority of the Administrative Agent's liens upon any of the Collateral.
VI.	Certain Documentation Matters
The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type with materiality thresholds to be determined, including, without limitation:
Representations and Warranties:
Organization and good standing; capitalization and subsidiaries; authorization and enforceability; other liens and other indebtedness; no conflicts; governmental regulations (including margin regulations); no defaults; no violation of law; absence of litigations, proceedings, labor disputes, etc.; financial condition (including solvency matters) and ownership of properties; Investment Company Act and Hart-Scott-Rodino matters; environmental matters; creation and perfection of security interests; status as senior debt; absence of material adverse change; absence of undisclosed liabilities; financial statements; full disclosure; tax matters and intellectual property matters.

Exhibit A-3

Affirmative Covenants:
Delivery of financial statements, reports, accountants' letters, projections, officers' certificates and other information reasonably requested by any Lender; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of each of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; regulatory and legal matters; and further assurances (including, without limitation, with respect to security interests in after-acquired property).
Financial Covenants:	Financial covenants consisting of minimum interest coverage, maximum total leverage (to be set at 4.0x initially), minimum EBITDA and minimum tangible net worth.
Negative Covenants:
Limitations (subject to exceptions to be agreed) on: indebtedness (including preferred stock of subsidiaries and stock redemption or purchase obligations); liens; guarantee obligations; mergers, acquisitions, consolidations, liquidations and dissolutions; sales of assets (including a restriction on asset sales aggregating more than $15.0 million over the course of the Revolving Credit Facility); leases; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; optional payments and modifications of subordinated debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; restrictions on subsidiary dividends; changes in lines of business; and issuances and sales of equity interests in subsidiaries.
Events of Default:
Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy and other insolvency events; certain ERISA events; material judgments; actual or asserted invalidity or repudiation of any guarantee or security document, subordination provisions or security interest; lack of perfection or priority of security interests; and a change of control.
Voting:
Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Revolving Credit Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Revolving Credit Facility (the "Required Lenders"), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (iv) modifications to the pro rata provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of any Guarantor not otherwise permitted to be released by the terms of the Credit Documentation or all or substantially all of the Collateral.

Exhibit A-4

Assignments and Participations:
The Lenders shall be permitted to assign and sell participations in their Loans and commitments, subject, in the case of an assignment (other than an assignment (i) by the Administrative Agent (and its affiliates), or (ii) to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and the Issuing Lender and, so long as no event of default is continuing, the Borrower which consent, in each case, shall not be unreasonably withheld. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $1,000,000 unless otherwise agreed by the Borrower and the Administrative Agent. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions so long as the Lender from which it purchased its participation would have such benefits. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Revolving Credit Facility only upon request.
Yield Protection:
The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.
Expenses and Indemnification:
All reasonable out-of-pocket costs and expenses of the Lenders and the Agents, including, without limitation, reasonable expenses incurred in connection with the due diligence of the Lenders associated with the preparation, execution, delivery and administration of the Credit Documentation (including, without limitation, reasonable legal, auditing and accounting fees and expenses and excluding corporate overhead and other non out-of-pocket expenses) are to be paid by the Borrower. All reasonable out-of-pocket expenses of the Agents and each of the Lenders incurred in connection with the waiver and/or amendment of the Credit Documentation (including, without limitation, legal, auditing and accounting fees and expenses and excluding corporate overhead and other non out-of-pocket expenses) are to be paid by the Borrower. All out-of-pocket expenses of each the Agents and each of the Lenders incurred in connection with the enforcement of the Credit Documentation (including, without limitation, legal, auditing and accounting fees and expenses and excluding corporate overhead and other non out-of-pocket expenses) are to be paid by the Borrower.

Exhibit A-5

The Credit Documentation will provide that the Agents and the Lenders (and their affiliates and their respective officers, directors, employees, attorneys, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).
Governing Law and Forum:	State of New York.
Counsel to the Lead Arranger:	Latham & Watkins LLP.

Exhibit A-6

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to: (a) the Base Rate plus the Applicable Margin; or (b) the Eurodollar Rate plus the Applicable Margin. As used herein:

"Base Rate" means the higher of (i) the rate of interest publicly announced by the commercial bank selected by the Administrative Agent as its prime rate in effect at its principal office in New York City (the "Prime Rate"), and (ii) the federal funds effective rate from time to time plus 0.5% per annum.

The per annum interest rate (the "Applicable Margin") for Eurodollar Loans (as defined below) will be LIBOR + 200 bps(1), increasing to LIBOR + 250 bps at any time when $25.0 million or more in aggregate principal amount of Revolving Credit Loans, participations in Letters of Credit and Swing Line Loans are outstanding.
The Applicable Margin with respect to Base Rate Loans (as defined below) will be 100 basis points lower than the Applicable Margin with respect to Eurodollar Loans (as defined below).

"Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months, as selected by the Borrower, are offered in the interbank eurodollar market.
Interest Payment Dates:	In the case of Loans bearing interest based upon the Base Rate ("Base Rate Loans"), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.
Commitment Fees:	The Borrower shall pay a commitment fee calculated at the rate per annum of 0.35% on the average daily unused portion of the Revolving Credit Facility payable quarterly in arrears.

(1)
The margins noted here assume each of the Lenders commits to provide the Revolving Credit Facility in the manner contemplated by the Commitment Letter, and that the Revolving Credit Facility will therefore not be rated.

Annex I-1

Letter of Credit Fees:	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders and shall be payable quarterly in arrears.

In addition to letter of credit commission, a fronting fee calculated at a rate per annum to be agreed upon by the Borrower and the Issuing Lender on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.
Default Rate:
At any time when the Borrower is in default in the payment of any amount of principal due under the Revolving Credit Facility, the overdue principal payments shall bear interest at 2.0% per annum above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2.0% per annum above the rate applicable to Base Rate Loans.
Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-2

Exhibit B

        The availability of the Revolving Credit Facility, in addition to the conditions set forth in Exhibit A, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in the Commitment Letter dated June 2, 2005 (the "Commitment Letter") from Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., Credit Suisse, Lehman Commercial Paper Inc. and The Bank of New York to CKX, Inc. and said Exhibit A.

        (a)   Each Credit Party shall have executed and delivered definitive Credit Documentation satisfactory to the Administrative Agent, and all conditions to the initial borrowings thereunder shall have been satisfied.

        (b)   The Borrower shall have received at least $250.0 million in net cash proceeds of a public equity issuance, and a portion of such proceeds shall have been applied to repay in full all outstanding indebtedness of the Borrower and its subsidiaries (other than an outstanding loan in the amount of $3.5 million to Priscilla Presley, which will remain outstanding), and all commitments (if any) under such outstanding indebtedness shall have been terminated and all liens securing such outstanding indebtedness shall have been terminated, in each case on terms and conditions satisfactory to the Administrative Agent

        (c)   The Commitment Parties shall have received all fees required to be paid, and all expenses for which invoices have been presented on or before the Closing Date.

        (d)   All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Financing and the continuing operations of the Borrower and its subsidiaries (including shareholder approvals, if any) shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Financing.

        (e)   The Administrative Agent shall have received and the Commitment Parties shall be satisfied with (i) audited consolidated financial statements of the Borrower for the three most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, in each case, prepared in accordance with U.S. GAAP and Regulation S-X for a registration statement on Form S-1.

        (f)    The Administrative Agent shall have received and the Commitment Parties shall be satisfied with consolidating pro forma balance sheets and income statements of the Borrower as of the date of the most recent consolidated quarterly balance sheet delivered pursuant to paragraph (e) above, adjusted to give effect to the consummation of the Financing as if such transaction had occurred, in the case of the pro forma balance sheets, on such date and, in the case of the income statements, on the first day of the relevant period, prepared in accordance with Regulation S-X for a registration statement on Form S-1.

        (g)   The Commitment Parties shall be satisfied that the pro forma consolidated EBITDA (to include corporate overhead expenses) of the Borrower for the four fiscal quarters most-recently ended equaled at least $22.5 million from planned continuing operations, and the Borrower shall provide support for such calculation of a nature that is satisfactory to the Commitment Parties (and, in any event, in accordance with the financial statements referenced in paragraph (e) above and Regulation S-X).

        (h)   The Administrative Agent shall have received the results of such lien searches as it may request in each relevant jurisdiction with respect to the Borrower and its subsidiaries, and such

Exhibit B-1

searches shall reveal no liens on any of the assets of the Borrower or any of its subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

        (i)    All documents and instruments required to perfect the Administrative Agent's first priority security interest in the Collateral to secure the obligations in respect of the Revolving Credit Facility (including delivery of capital stock certificates and undated stock powers executed in blank) shall have been executed (if applicable) and be in proper form for filing.

        (j)    The Administrative Agent shall have received and the Commitment Parties shall be satisfied with a solvency certificate from the chief financial officer of the Borrower which shall document the solvency of the Borrower and its subsidiaries after giving effect to the Financing and the other transactions contemplated hereby.

        (k)   The Commitment Parties shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as the Administrative Agent may reasonably request.

Exhibit B-2

QuickLinks

CREDIT SUISSE Eleven Madison Avenue New York, NY 10010
LEHMAN COMMERCIAL PAPER INC. 745 Seventh Avenue New York, New York 10019
THE BANK OF NEW YORK One Wall Street New York, New York 10286
Indemnification Provisions
Revolving Credit Facility Summary of Terms and Conditions June 2, 2005
Interest and Certain Fees